Exhibit 99.1

Capnia Announces Private Placement of Up to $13.8 Million of Convertible Preferred Stock

REDWOOD CITY, Calif., June 29, 2016 (GLOBE NEWSWIRE) — Capnia, Inc. (NASDAQ:CAPN), a diversified healthcare company that develops and commercializes innovative diagnostics, devices and therapeutics addressing unmet medical needs, today announced that it has entered into an agreement with a healthcare dedicated investor to purchase up to $13.8 millionof Series B Convertible Preferred Stock (the “Preferred Stock”). The sale of the Preferred Stock is expected to take place in two separate closings. Upon the first closing, which is expected to occur on or about July 5, 2016, the Company will receive gross proceeds of approximately $3.2 million. Upon the successful completion of the second closing for up to $10.6 million, the full $13.8 million of Preferred Stock will be convertible into 13,780,000 shares of the Company’s Common Stock, based on a fixed conversion price of $1.00 per share on an as-converted basis. In addition, subject to shareholder approval, the Company will amend its outstanding Series D Warrants to purchase 2,702,704 shares of Common Stock to reduce their exercise price to $1.75 per share.

The Company expects to receive gross proceeds from the offering of $13.8 million, and it is expected that approximately $7.8 million of the proceeds from the offering will be used to redeem 7,780 shares of Series A Convertible Preferred Stock held by the same healthcare dedicated investor. The balance of the proceeds, after offering expenses, will be used for general working capital purposes.

No new warrants will be issued in connection with this private placement.

The second closing and the amendment of the Series D Warrants are contingent upon the Company receiving shareholder approval to issue more than 19.99% of its Common Stock and filing a registration statement with the Securities and Exchange Commission (“SEC”) to register for resale the Common Stock issuable upon conversion of the Preferred Stock and the Common Stock exercisable pursuant to the amended Series D Warrants.

The Preferred Stock and the amended Series D Warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Preferred Stock, the amended Series D Warrants and the Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the amended Series D Warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Maxim Group LLC acted as exclusive placement agent for the transaction.

About Capnia

Capnia is a leading provider and developer of innovative healthcare products to be used for the screening, detection and treatment of medical conditions. The Company’s flagship products are based on its proprietary technologies, which utilize precision metering of gas flow. Capnia currently markets Serenz® Allergy Relief in the UK and Ireland. The CoSense® End-Tidal Carbon Monoxide (ETCO) Monitor measures ETCO, which can be used to detect hemolysis and the Infant Solutions product line, including innovative pulmonary resuscitation devices for neonates and infants, are marketed globally. The Company is also clinically evaluating its nasal, non-inhaled CO2 technology to treat trigeminally-mediated pain conditions such as cluster headache and trigeminal neuralgia. For more information, please visit www.capnia.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product commercialization and development and receiving any additional proceeds under this offering.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-Q filed with theSecurities and Exchange Commission on May 12, 2016, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susan@argotpartners.com

Capnia, Inc.

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